FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires: December 31, 2001    |
    Instruction (b).                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   Sokolow           Nicolas
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   (Last)            (First)            (Middle)

   5 Square Perronet
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                     (Street)

   9220 Neuilly-Sur-Feine France
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Armor Holdings, Inc. (AH)

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   September, 2001

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Law)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-                                        Beneficially     Form:
                           action        action       4. Securities Acquired (A)       Owned at           (D)       7. Nature of
                           Date          Code            or Disposed of (D)            End of           Direct or      Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month              (I)          Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          Indirect       Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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Common Stock,
par value $0.01 per share  9/25/01      S              20,000    D         $21.00       0                  I      By Children(1)
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Common Stock,                                                                                                     By S.T. Investor
par value $0.01 per share                                                             100,000              I      Fund, LLC(1)
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Common Stock,                                                                                                     By Profit Sharing
par value $0.01 per share                                                              10,000              I      Plan (1)
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Reminder: Report on a separate line for each class of securities beneficially                                                 (Over)
owned directly or indirectly                                                                                         SEC 1474 (7/96)
*If the Form is filed by more than one reporting person, See Instruction 5(b)(v)


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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Stock
Options
(Right to                                                                 Common
Buy)(2)     $3.25                                        (3)     1/06     Stock    75,000            75,000       D
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Stock
Options
(Right to                                                                 Common
Buy)(4)    $9.6875                                       (3)     6/09     Stock    10,000            10,000       D
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Stock
Options
(Right to                                                                 Common
Buy)(4)     $13.19                                       (3)    6/15/10   Stock    10,000            10,000       D
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(1) The reporting person disclaims beneficial ownership of these securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of these securities for the purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise.
(2) Granted pursuant to the Armor Holdings, Inc. 1996 Option Plan.
(3) Presently exercisable.
(4) Granted pursuant to the Armor Holdings, Inc. 1999 Stock Incentive Plan.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one reporting person, See Instruction
5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

              /s/ Nicolas Sokolow                          October 9, 2001
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              ** Signature of the Reporting Person                Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          (Over)
                                                                 SEC 1474 (7/96)